Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

John Stelben
Investor Relations
(301) 581-5729

COVENTRY HEALTHCARE SETTLES CLAIM OVER
HEALTH CARE PREMIUMS FOR FEDEAL EMPLOYEES

Bethesda, Maryland (November 26, 2003) — Coventry Health Care, Inc. (NYSE: CVH) announced today that its subsidiary, HealthAmerica Pennsylvania, Inc. (“HealthAmerica”), has settled a previously disclosed dispute with the Office of Personnel Management (“OPM”) and U.S. Department of Justice.

        The dispute arose from audits that questioned $31.1 million of subscription charges for the years 1993 through 1997. The final settlement of $29 million was fully reserved by HealthAmerica and therefore has no impact on earnings, the regulated capital of Health America, or the consolidated capital of Coventry.

         “We are glad to finally put this old issue behind us”, said Dale B. Wolf, Coventry’s Chief Financial Officer, “The Office of Personnel Management, our customer with respect to the Federal employees program, represents an important relationship for us. Coventry has successfully participated in that program, both with respect to our members and shareholders, for many years. The strict underwriting controls we put in place upon our arrival have worked effectively to prevent a recurrence of these issues, and we expect will continue to do so.”

         The press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission (SEC).

         Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans and insurance companies under the names Altius Health Plans, Coventry Health Care, Coventry Health and Life, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services, including HMO, PPO, POS, Medicare+Choice, Medicaid, and Network Rental to 3.1 million members in a broad cross section of employer and government-funded groups in 14 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at at http://www.cvty.com.